                                AMENDED AND RESTATED
                           SUBORDINATED INTERCOMPANY NOTE



April 6, 1998                                              New York, New York



          FOR VALUE RECEIVED, the undersigned, THE COLEMAN COMPANY, INC., a Delaware corporation, (the "PAYOR"), hereby promises to pay to the order of SUNBEAM CORPORATION, a Delaware corporation, or any subsequent holder of this Note (including any such subsequent holder, the "PAYEE"), in lawful money of the United States of America and in immediately available funds on the Maturity Date, any and all loans or advances made by the Payee to the Payor from time to time, together with interest thereon as set forth below, as evidenced by appropriate entries of loans and repayments in the Payee's books and records, which entries are authorized to be recorded on the schedule hereto as set forth below.

          SECTION 1. INTEREST. The Payor promises to pay in like money on the last day of each calendar month and on the Maturity Date interest on the unpaid principal amount hereof from time to time outstanding under this Note at the Applicable Rate (calculated on the basis of a year of 360 days and actual days elapsed), PROVIDED that interest on the unpaid principal amount of this Note shall be capitalized on the last day of each calendar month prior to the month in which the Maturity Date occurs by increasing the unpaid principal amount of this Note by the amount of interest that shall have accrued during such month. Upon the occurrence and during the continuance of an Event of Default, the principal amount outstanding under this Note (including capitalized interest) shall bear interest at the Applicable Rate plus 2%.

          SECTION 2. RECORDATION OF PAYMENTS. The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof all loans and advances made by the Payee to the Payor hereunder, and all payments made on account of principal and the amounts of capitalized interest. Each such endorsement shall constitute "prima facie" evidence of Indebtedness (including capitalized interest thereon) owed to the Payee by the Payor and the amounts repaid by the Payor to the Payee. The failure to make any such endorsement shall not affect the obligations of the Payor hereunder.

          SECTION 3. DEFINITIONS. The following terms, as used herein, have the following respective meanings:

          "ADMINISTRATIVE AGENT" means First Union National Bank, as administrative agent for the Sunbeam Lenders under the Sunbeam Credit Agreement.


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          "APPLICABLE RATE" means (i) 4% at any time when the LIBO Rate is less than 6% and (ii) 5% at any time when the LIBO Rate is 6% or higher.

          "COLEMAN COLLATERAL DOCUMENTS" has the meaning set forth in the Sunbeam Credit Agreement.

          "COLEMAN INTERCOMPANY COLLATERAL DOCUMENTS" means the Intercompany Pledge and Security Agreement, the Intercompany Security Agreement and any other instruments or agreements at any time executed to secure this Note.

          "COLEMAN INTERCOMPANY LOAN DOCUMENTS" means, collectively, this Note and the Coleman Intercompany Collateral Documents.

          "COLEMAN MERGER EFFECTIVE DATE" has the meaning set forth in the Sunbeam Credit Agreement.

          "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "EVENT OF DEFAULT" has the meaning set forth in Section 7.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "INTERCOMPANY PLEDGE AND SECURITY AGREEMENT" means the Intercompany Pledge and Security Agreement, dated as of even date herewith, between the Payor and the Payee, as amended, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

          "INTERCOMPANY SECURITY AGREEMENT" means the Intercompany Security Agreement, dated as of even date herewith, between the Payor and the Payee, as amended, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

          "LIBO RATE" means the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service as determined by the Payor from time to time for purposes of providing rate quotations comparable to those currently provided on such page of such Service, providing quotations of

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interest rates applicable to dollar deposits in the London interbank market)
as the rate for dollar deposits with a three-month maturity.

          "LIEN" means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Payor and its Subsidiaries taken as a whole, (ii) the ability of the Payor to perform its obligations under this Note and the other Coleman Intercompany Loan Documents or (iii) the ability of the Payee to practically realize the rights and benefits, taken as a whole, intended to be afforded to the Payee under the Coleman Intercompany Loan Documents.

          "MATERIAL SUBSIDIARY" means (i) any Subsidiary of the Payor that meets the definition of "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission; PROVIDED THAT, for purposes of this definition of "Material Subsidiary", all references in Regulation S-X to "10 percent" shall be deemed to be references to "5 percent", (ii) any Subsidiary of the Payor that directly or indirectly owns common stock of a Material Subsidiary and (iii) any Subsidiary of the Payor set forth on Schedules 3.01(a) and (b) of the Sunbeam Credit Agreement.

          "MATURITY DATE" means April 15, 2000, PROVIDED that if the obligations under this Note are accelerated pursuant to Section 7 prior to such date, the Maturity Date shall be such earlier date of acceleration.

          "PAYOR OBLIGATIONS" means the obligations of the Payor (a) under the Sunbeam Credit Agreement and the Sunbeam Loan Documents, including without limitation, (i) all principal of and interest (including without limitation, any interest which accrues after or would accrue but for the commencement of any case or proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Payor, whether or not allowed or allowable as a claim in any such proceeding) on any loan under, or any note issued pursuant to, the Sunbeam Credit Agreement, (ii) all reimbursement obligations with respect to any letter of credit issued under the Sunbeam Credit Agreement, (iii) all other amounts payable by the Payor under the Sunbeam Loan Documents and (iv) any renewals or extensions of any of the foregoing and (b) from and after the Coleman Merger Effective Date, under the Coleman Collateral Documents.

          "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial

                                       3
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statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) of which, as of such date, the parent or one or more subsidiaries of the parent or the parent and one or more subsidiaries of the parent has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies thereof, whether through the ability to exercise voting power, by contract or otherwise.

          "SUNBEAM CREDIT AGREEMENT" means the Credit Agreement, dated as of March 30, 1998, among the Payee, the Subsidiary Borrowers (including the Payor) referred to therein, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent, Bank of America National Trust and Savings Association, as Documentation Agent and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

          "SUNBEAM LENDERS" means the lenders party to the Sunbeam Credit Agreement.

          "SUNBEAM LOAN DOCUMENTS" means the "Loan Documents" as defined in the Sunbeam Credit Agreement.

          "SUNBEAM OBLIGORS" means the "Obligors" as defined in the Sunbeam Credit Agreement.

          "SUNBEAM PLEDGE AND SECURITY AGREEMENT" means the Parent Pledge and Security Agreement, dated as of March 30, 1998, between the Payor and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

          "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          SECTION 4. SECURITY. This Note is secured as provided in the Coleman Intercompany Collateral Documents. Reference is hereby made to the Coleman Intercompany Collateral Documents for a description of the property and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof. This Note, including all of the Payee's rights and remedies hereunder, and all of the collateral securing this Note pursuant to the Coleman Intercompany Collateral Documents, have been pledged and assigned by the Payee to the Administrative Agent, for the benefit of the Sunbeam Lenders, pursuant to the Sunbeam Pledge and Security Agreement.

          SECTION 5.  REPRESENTATIONS AND WARRANTIES.   The Payor represents
and warrants as follows:

          (a) The Payor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to

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     carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, each jurisdiction where such qualification is required.

          (b) The execution, delivery and performance by the Payor of the Coleman Intercompany Loan Documents are within the Payor's corporate powers and have been duly authorized by all necessary corporate action. Each Coleman Intercompany Loan Document has been duly executed and delivered by the Payor and constitutes a legal, valid and binding obligation of the Payor, enforceable against the Payor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (c) The execution, delivery and performance by the Payor of the Coleman Intercompany Loan Documents (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Payor or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Payor or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Payor or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Payor or any of its Subsidiaries (other than the Liens created by the Coleman Intercompany Collateral Documents).

          (d) (i) The Payor has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

               (ii) The Payor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Payor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (e) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Payor, threatened against or affecting the Payor or any of its Material Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, considering, among other things, reserves established by the Payor or its applicable Subsidiaries, or (ii) that involve the Coleman Intercompany Loan Documents.

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          (f)   Each of the Payor and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No
     Event of Default under paragraphs (a) through (e) of Section 7 has occurred and is continuing, and no Event of Default applicable to the Payor (in its capacity as a Subsidiary Borrower under the Sunbeam Credit Agreement) has occurred and is continuing under paragraph (f) of Section 7.

          (g) Each of the Payor and its Material Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Payor or such Material Subsidiary, as applicable, has set aside on its books adequate reserves.

          (h) Each of the representations and warranties made by the Payor in the Coleman Intercompany Collateral Documents is true and correct.

          (i) As of March 31, 1999, the principal amount outstanding under this Note was not less than $395,000,000.

          SECTION 6.  COVENANTS.

          (a) Except as expressly permitted under the Sunbeam Credit Agreement, the Payor will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

          (b) The Payor will, and will cause each of its Material Subsidiaries to, pay its obligations, including liabilities for Taxes, that if not paid before the same shall become delinquent or in default, could result in a Material Adverse Effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Payor or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          (c) The Payor will, and will cause each of its Material Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies or through programs of self-insurance (including levels of self-insured retention), insurance in such amounts and against such risks and, in the case of self-insurance, at such levels and in such amounts (including without limitation comprehensive general liability insurance, workers compensation insurance, product liability insurance, business interruption insurance and environmental insurance) as are

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     customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          (d) The Payor will, at its sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices or assignments and transfers as the Payee shall from time to time reasonably request, which may be necessary or desirable from time to time to assure, perfect, convey, assign and transfer to the Payee the property and rights conveyed or assigned pursuant to the Coleman Intercompany Collateral Documents.

          (e) The Payor will, and will cause each of its Subsidiaries or Material Subsidiaries, as the case may be, to, comply with the covenants contained in Article 6 of the Sunbeam Credit Agreement which are applicable to it as a Subsidiary or Material Subsidiary, as the case may be, of the Payee and, in the case of the Payor, as a Subsidiary Borrower under and as defined in the Sunbeam Credit Agreement.

          SECTION 7. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur:

          (a) the Payor shall fail to pay any amount on this Note when and as the same shall become due and payable;

          (b) any representation or warranty made or deemed made by or on behalf of the Payor in or in connection with any of the Coleman Intercompany Loan Documents or any amendment or modification thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

          (c) the Payor shall fail to observe or perform any covenant, condition or agreement contained in any of the Coleman Intercompany Loan Documents (other than those specified in paragraph (a) or (b) of this Section 7), and such failure shall continue unremedied for a period of 30 days;

          (d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Payor or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Payor or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (e)  the Payor or any of its Material Subsidiaries shall
     (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and
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     appropriate manner, any proceeding or petition described in paragraph (d) of this Section 7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Payor or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing or fail generally to pay its debts as they become due, or
     (vii) take any action for the purpose of effecting any of the foregoing; or

          (f) an Event of Default shall have occurred under, and as defined in, the Sunbeam Credit Agreement;

then, and in every such event (other than an event with respect to the Payor described in paragraph (d) or (e) of this Section 7), and at any time thereafter during the continuance of such event, the Payee may, by notice to the Payor, declare the principal amount outstanding under this Note to be due and payable, and thereupon the principal amount outstanding under this Note, together with all capitalized and accrued interest thereon and all fees and other obligations of the Payor accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Payor; and in case of any event with respect to the Payor described in paragraph (d) or (e) of this
Section 7, the principal amount outstanding under this Note, together with all capitalized and accrued interest thereon and all fees and other obligations of the Payor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Payor.

          SECTION 8. SUBORDINATION. The amounts evidenced by this Note are subordinate and subject in right of payment to the prior payment in full of the Payor Obligations in the manner and to the extent set forth below:

          (a) In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Payor or to its creditors as such, or to its properties or assets, or (ii) any liquidation, dissolution or other winding-up of the Payor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Payor, then and in any such event the holders of the Payor Obligations shall be entitled to receive payment in full of all amounts due on or to become due on or in respect of Payor Obligations then outstanding, in cash or in any other manner acceptable to the holders of the Payor Obligations, before the Payee is entitled to receive any payment or distribution of any kind or character (including, without limitation, securities that are subordinated in right to payment to all Payor Obligations to substantially the same extent as, or to a greater extent than, this Note, that may be payable or deliverable in respect of this Note), in any such case, proceeding, dissolution, liquidation or other winding-up or event referred to in clauses (i) through
     (iii) above.

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

          (b) In the event that the Payee shall receive any payment or distribution of assets of the Payor of any kind or character in respect of principal of or interest on this Note in contravention of subsection (a) hereof, then and in such event such payment or distribution shall be received and held by the Payee in trust for the holders of the Payor Obligations and shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Payor in trust for the holders of, and for application to the payment of, all Payor Obligations in full, in cash or in any other manner acceptable to the holders of the Payor Obligations, after giving effect to any concurrent payment or distribution to or for the holders of the Payor Obligations.

          SECTION 9.  MISCELLANEOUS.

          (a) EXPENSES. The Payor shall pay or reimburse all out-of-pocket costs and expenses reasonably incurred by the Payee, including the reasonable fees, charges and disbursements of counsel for the Payee, in connection with any amendment, waiver, supplement or modification to, or the enforcement or protection of the Payee's rights under, this Note and the other Coleman Intercompany Loan Documents.

          (b) NOTICES. The Payor shall provide prompt written notice to the Payee and the Administrative Agent of the occurrence of any Default or Event of Default. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

               (i) if to the Payor, to it at The Coleman Company, Inc., 2381 Executive Center Drive, Boca Raton, Florida 33431, Attention: Ms. Gwen Wisler, (telecopy: (561) 912-4303);

               (ii) if to the Payee, to it at Sunbeam Corporation, 2381 Executive Center Drive, Boca Raton, Florida 33431, Attention: Mr. Bobby Jenkins (telecopy: (561) 912-4263); and

          with a copy to:

               (iii) First Union National Bank, One First Union Center, 301 South College Street, DC-5, Charlotte, North Carolina 28288,
          Attention: Thomas M. Molitor, (telecopy:  (704) 374-3300).

     Each party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto. All notices and other communications given to either party hereto in accordance with the provisions of this Note shall be deemed to have been given on the date of receipt.

          (c) WAIVERS; NON-EXCLUSIVE REMEDIES. No failure or delay by the Payee in exercising any right or power under this Note or any other Coleman Intercompany Loan

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     Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Payee under this Note and the other Coleman Intercompany Loan Documents are cumulative and are not exclusive of any rights or remedies that the Payee would otherwise have.

          (d) AMENDMENTS. Neither this Note nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Payor and the Payee, with the prior written consent of the Administrative Agent.

          (e) SUCCESSORS AND ASSIGNS . The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including the Administrative Agent as assignee of the Payee), PROVIDED that, without the prior written consent of the Payee and the Administrative Agent, the Payor may not assign or otherwise transfer any of its rights or obligations under this Note or any of the other Coleman Intercompany Loan Documents.

          (f) WAIVERS OF PRESENTMENT. All parties now or hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser, or otherwise, hereby waive presentment for payment, demand, notice of dishonor, protest and all other notices of any kind.

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

          (g) RESTATEMENT. This Note is in replacement and substitution for, and shall not constitute a novation, release or satisfaction of, that certain Intercompany Note dated April 6, 1998, made by the Payor payable to the Payee, which Intercompany Note is being amended and restated as set forth herein.

          (h) NEW YORK LAW. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          (i) SEVERABILITY. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Payee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

                                        THE COLEMAN COMPANY, INC.


                                        By: /s/ J.W. Levin
                                           ------------------------------
                                             Name: Jerry Levin
                                             Title: Chairman and CEO
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